Exhibit 99.1

                Spectrum Brands, Inc. Announces Fourth
            Quarter and Fiscal Year 2005 Financial Results

    ATLANTA--(BUSINESS WIRE)--Nov. 10, 2005--Spectrum Brands, Inc. (NYSE:SPC) announced a fiscal 2005 fourth quarter diluted net loss per share of six cents and pro forma diluted earnings per share of thirteen cents, in line with analyst expectations as reported by First Call. These results compare to diluted earnings per share of 52 cents and pro forma diluted earnings per share of 60 cents for the comparable prior year period.
    "We delivered results in line with revised expectations despite facing a number of challenges during the fourth quarter," said Spectrum Brands Chairman and CEO Dave Jones. "We were pleased to see strong sales growth in certain parts of our business - namely, 31 percent growth in Latin America and seven percent growth in our North American lawn and garden business. However, these positive results were more than offset by declines in battery sales in North America and Europe." The company cited weakness in consumer spending in Europe, the impact of its battery marketing strategy transition and high battery inventory levels at retail in North America as the primary reasons for the decline.
    "Our fourth quarter results were also negatively impacted by increased raw materials and fuel and transportation costs," Jones continued. "We expect to relieve a portion of these cost pressures in fiscal 2006 through the implementation of pricing increases across a number of product categories. Furthermore, we are taking actions to accelerate the timing and amount of cost savings resulting from the integration of the United Industries and Tetra acquisitions, and we are instituting incremental cost cutting measures company-wide to further strengthen our competitive position and to protect margins and cash flow. However, given the recent challenges in our battery business, concerns about consumer spending trends and our expectations for continuing cost pressures we believe it prudent to revise our guidance for fiscal 2006 pro forma earnings to a range of $2.10 to $2.20."

    Fourth Quarter Results

    (Financial results for the quarter ended September 30, 2005 include results from United Industries, acquired on February 7, 2005, and Tetra Holding GmbH, acquired on April 29, 2005. Financial results for periods prior to the acquisition dates exclude United and Tetra. Pro forma diluted EPS and other pro forma numbers referenced in this release exclude the impact of certain items detailed in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data" and Table 6, "Reconciliation of GAAP to Pro Forma EPS Guidance.")
    Spectrum Brands' fourth quarter net sales were $603.7 million, as compared to $377.0 million for the same period last year. United's fourth quarter sales were $204.5 million and Tetra contributed sales of $55.8 million. Favorable currency translation contributed $7.6 million.
    Gross profit for the quarter was $219.3 million versus $155.5 million for the same period last year. Cost of goods sold during the quarter included $2.7 million in restructuring and related costs incurred in connection with the closing of a zinc carbon manufacturing facility in Breitenbach, France and $2.6 million in inventory valuation charges associated with acquisitions. (In accordance with U.S. generally accepted accounting principles, inventory acquired in an acquisition is revalued as part of the purchase price allocation. During the current quarter $2.6 million was recognized in cost of goods sold. The inventory valuation has no cash impact.) In fiscal 2004, cost of goods sold included $0.4 million in restructuring and related costs associated with the integration of the Remington acquisition. Excluding these charges, gross profit for the fourth quarter was $224.6 million, representing a gross margin of 37.2 percent versus 41.4 percent for the same period last year. The decline in gross margin percentage resulted from costs associated with the transition of the company's battery marketing strategy in North America, the inclusion of the lower margin United business and increased raw material, fuel and transportation costs.
    Operating income was $34.1 million versus fiscal 2004's fourth quarter operating income of $46.5 million. Operating expenses in 2005 included restructuring and related charges of $8.3 million primarily related to the integration of United. In 2004 operating expenses included $4.5 million in restructuring and related charges associated with the Remington acquisition. Pro forma operating income for the fourth quarter was $47.7 million, or 7.9 percent of sales, compared to $51.4 million, or 13.6 percent of sales last year.
    During the fourth quarter the company reduced its full-year effective tax rate to approximately 34.5 percent based on implementation of tax reduction strategies afforded the company as a result of recent acquisitions.

    Fourth Quarter Segment Results

    North American net sales were $133.4 million as compared with $169.4 million reported last year, as strong growth in sales of Remington branded products was more than offset by a decline in battery sales and a six percent reduction in selling days during the quarter. North American segment profits were $18.4 million versus $45.1 million reported last year. As previously announced by the company, fiscal 2005 battery sales and gross margins were negatively impacted by the transition from Rayovac's "50% More" battery marketing campaign to a new performance-based marketing strategy and by high retail inventory levels during the quarter. At the retail level, Rayovac branded alkaline batteries market share was unchanged while the category declined by approximately six percent.
    European/ROW net sales were $153.8 million versus the $164.6 million reported last year, with no significant impact from foreign exchange translation. Segment profitability for the quarter was $21.2 million compared with $22.0 million last year. The overall stagnant economic and consumer spending environment in Europe and a resulting product mix shift to private label from branded batteries were the primary drivers of quarterly sales results.
    In Latin America, net sales increased to $56.2 million as compared to $43.0 million in the fourth quarter last year. Favorable currency translation accounted for $6.4 million of the increase. Strong growth in battery sales largely driven by improved economic conditions and the impact of the Remington branded products introduction in this region were the principal drivers of sales growth in the quarter. Latin American segment profitability of $5.4 million compares to last year's $2.8 million.
    United contributed net sales of $204.5 million and segment profits of $10.6 million during the fourth quarter. United generated revenues of $199.3 million in the fourth quarter of 2004 prior to its acquisition by Spectrum Brands. The North American lawn and garden business reported a seven percent increase in sales, largely driven by strong growth in fertilizer and growing media. Consumer purchases of Spectrum Brands products at retail showed even stronger growth during the quarter, with double-digit increases in every major category resulting in an overall growth of approximately 14 percent in consumer takeaway over the same period last year.
    Tetra net sales in the fourth quarter were $55.8 million and segment profitability was $7.0 million. Excluding the Tetra inventory valuation charge of $2.3 million, pro forma segment profitability was $9.3 million. Tetra generated revenues of $58.2 million in the fourth quarter of 2004 prior to its acquisition by Spectrum Brands. Sales of aquatic equipment and supplies declined as a result of weak consumer spending in this product category during the fourth quarter.
    Corporate expenses were $17.5 million, or 2.9 percent of net sales, as compared to $18.5 million, or 4.9 percent of net sales, in the prior year period. Increases in research and development spending and increased professional fees in support of Sarbanes-Oxley compliance and ongoing legal activity were more than offset by adjustments to incentive compensation accruals.
    Interest expense increased to $39.5 million in the quarter as compared to $16.7 million last year. The increase is the result of higher debt levels associated with the United and Tetra acquisitions.

    Fiscal 2005 Results

    Net sales for the 2005 fiscal year were $2.359 billion, compared with $1.417 billion for the prior year. The increase was primarily attributable to the inclusion of results from the United, Tetra, Microlite and Ningbo acquisitions, which contributed, respectively, net sales of $787.0 million, $95.9 million, $39.4 million (for the eight months not included in the comparable period last year), and $10.6 million (for the six months not included in the comparable period last year). Favorable foreign exchange rates contributed $45.9 million.
    Gross profit in 2005 was $883.9 million compared with $606.1 million last year. The 2005 results included $37.5 million in inventory valuation charges related to acquisitions and $10.5 million in restructuring and related charges associated with the closure of a manufacturing facility in France. Fiscal 2004 gross profit included a net $0.8 million benefit from an adjustment to restructuring and related charges associated with the Remington acquisition. Excluding these charges, year to date pro forma gross margin was 39.5 percent in 2005 and 42.7 percent in 2004. The decline in gross margin percentage was primarily due to the impact of our marketing transition in the North American battery business, the inclusion of United's lower margin business, higher raw materials and transportation costs and unfavorable product mix changes.
    Operating expenses were $679.4 million, compared with $449.9 million reported last year. In 2005 and 2004, operating expenses included a net $15.4 million and $12.2 million, respectively, in restructuring and related and other charges. Excluding restructuring and related costs in both years, operating expense as a percentage of sales improved to 28 percent in 2005 compared with 31 percent of sales in 2004. Pro forma operating income in 2005 was $267.9 million, or
11.4 percent of sales, versus $167.6 million, or 11.8 percent of sales last year.
    During the fourth quarter the company reduced its full year effective tax rate from an estimated 36 percent to approximately 34.5 percent. The full year effective tax rate for fiscal 2004 was 38 percent.
    Net income for fiscal 2005 was $46.8 million compared with $55.8 million in the prior year. Pro forma net income was $96.3 million versus $63.3 million reported last year. Pro forma diluted earnings per share were $2.11 compared to pro forma diluted earnings per share of $1.83 in fiscal 2004.

    Fiscal 2005 Segment Results

    North American net sales were $610.8 million, compared with $654.0 million reported last year, primarily due to a decline in battery sales during the fourth quarter. North American segment profitability was $113.2 million versus $130.7 million reported last year, primarily as a result of the impact of the marketing transition in the battery business and increased raw materials and fuel and transportation costs.
    European/ROW net sales were $657.7 million, an increase of 6.4 percent versus $618.0 million last year. Favorable foreign exchange rates accounted for $30.2 million of the increase. Strong sales growth from Remington branded products contributed as well. The acquisition of Ningbo Baowang contributed $10.6 million in incremental net sales for the six months of the current year for which results were not included in the prior year. European segment profits were $94.6 million versus $96.2 million in the prior year. The battery business in Europe has been negatively impacted by a stagnant economy and a continuing shift from branded product sales to private label, which has pressured net sales and gross margins.
    In Latin America, net sales increased to $208.1 million from $145.2 million in the prior year as a result of strong sales growth across the region and a $39.4 million contribution from the Microlite acquisition during the eight months not included in prior year results. Favorable foreign exchange rates contributed $12.6 million. Latin American segment profitability was $19.0 million compared to $11.7 million last year.
    United generated net sales of $787.0 million and segment profits of $79.0 million during the eight-month period it was included in fiscal 2005 results. Excluding inventory valuation charges totaling $29.3 million, United's pro forma segment profits were $108.3 million.
    For the five month period subsequent to its acquisition, Tetra contributed net sales of $95.9 million and segment profits of $9.7 million. Excluding the inventory valuation charge of $7.9 million, Tetra pro forma segment profits were $17.6 million.
    Corporate expenses were $84.7 million, or 3.6 percent of sales, as compared to $71.0 million, or 5.0 percent of sales for the same period last year. The increase was due primarily to higher levels of research and development spending, increased costs of Sarbanes-Oxley compliance and higher legal costs.
    Interest expense for the year increased to $134.1 million reflecting increased debt levels incurred to fund the current year acquisitions.

    Financial Outlook

    The company currently expects fiscal year 2006 net sales of approximately $2.8 billion and pro forma fully diluted earnings per share of between $2.10 and $2.20. In the first quarter of 2006, pro forma earnings per share of between 20 and 25 cents are projected. The company believes its new earnings guidance more appropriately reflects its outlook for (1) modest net sales growth as a result of a stagnant West European economy and moderate consumer spending growth and (2) continuing margin pressure from increased raw materials and energy and transportation costs.

    Webcast Information

    Spectrum Brands management will discuss fourth quarter financial results in a live webcast on Thursday, November 10, at 8:30 a.m. EST. Interested investors and others can access this webcast through the company's website, www.spectrumbrands.com.

    Non-GAAP Measurements

    Throughout this release, references are made to pro forma gross profit, pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of gross profit, operating income, net income and diluted EPS on a GAAP basis to pro forma gross profit, pro forma operating income, pro forma net income and pro forma diluted EPS. The company also maintains a reconciliation of GAAP financial reporting to pro forma results in the Investor Relations section of its website, which may be found at www.spectrumbrands.com.
    Spectrum Brands management and certain investors use pro forma results of operations as one means of analyzing the company's current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides pro forma information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. While management believes these pro forma results provide useful supplemental information, pro forma results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results.

    About Spectrum Brands, Inc.

    Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) the successful implementation of the company's recently announced price increases and (6) various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed form S-4, Annual Report on Form 10-K and quarterly reports on Form 10-Q, respectively.

    Attached
    Table 1 - Condensed Consolidated Statements of Operations
    Table 2 - Supplemental Financial Data
    Table 3 - Reconciliation of GAAP to Pro Forma Financial Data
    Table 4 - Net Sales Adjusted for Acquisitions
    Table 5 - Condensed Consolidated Statement of Operations Adjusted to Include Results of Acquisitions for Full Fiscal Year 2005
    Table 6 -- Reconciliation of GAAP to Pro Forma EPS Guidance



                                Table 1
                        SPECTRUM BRANDS, INC.
           Condensed Consolidated Statements of Operations
For the three month periods and fiscal years ended September 30, 2005 and 2004
                             (Unaudited)
               (In millions, except per share amounts)

                       THREE MONTHS               FISCAL YEAR
                -------------------------- --------------------------
                 F2005     F2004  INC(DEC)   F2005     F2004  INC(DEC)
                -------- ---------         --------- ---------
                                      %                           %
Net sales       $ 603.7  $  377.0    60.1% $2,359.5  $1,417.2    66.5%
Cost of goods
 sold             381.7     221.1           1,465.1     811.9
Restructuring
 and related
 charges            2.7       0.4              10.5      (0.8)
                 -------  --------          --------  --------
   Gross profit   219.3     155.5    41.0%    883.9     606.1    45.8%

Selling           124.2      73.3             473.8     293.1
General and
 administrative    44.6      23.4             160.4     121.3
Research and
 development        8.1       7.8              29.4      23.3
Restructuring
 and related
 charges            8.3       4.5              15.8      12.2
                 -------  --------          --------  --------

Total operating
 expenses         185.2     109.0             679.4     449.9

   Operating
    income         34.1      46.5   -26.7%    204.5     156.2    30.9%

Interest expense   39.5      16.7             134.1      65.7
Other expense
 (income), net      0.4       0.4              (0.9)     (0.1)
                 -------  --------          --------  --------

   (Loss) income
    from
    continuing
    operations
    before
    income taxes   (5.8)     29.4              71.3      90.6

Income tax
 (benefit)
 expense           (2.9)     11.1              24.5      34.4
                 -------  --------          --------  --------

   (Loss) income
    from
    continuing
    operations     (2.9)     18.3              46.8      56.2

Loss from
 discontinued
 operations, net
 of tax               -      (0.1)(a)            -       (0.4)(a)
                 -------  --------          --------  --------

   Net (loss)
    income      $  (2.9) $   18.2          $   46.8  $   55.8
                 =======  ========          ========  ========

Average shares
 outstanding (b)   49.0      34.1              43.7      33.4

(Loss) income
 from continuing
 operations     $ (0.06) $   0.53          $   1.07  $   1.68
Discontinued
 operations           -         -                 -     (0.01)
                 -------  --------          --------  --------
Basic earnings
 per share      $ (0.06) $   0.53          $   1.07  $   1.67
                 =======  ========          ========  ========

Average shares
 and common
 stock
 equivalents
 outstanding (b) 49.0(c)     35.2              45.6      34.6

(Loss) income
 from continuing
 operations     $ (0.06) $   0.52          $   1.03  $   1.62
Discontinued
 operations           -         -                 -     (0.01)
                 -------  --------          --------  --------
Diluted earnings
 per share      $ (0.06) $   0.52          $   1.03  $   1.61
                 =======  ========          ========  ========

(a) For the three months and fiscal year ended September 30, 2004, reflects the after-tax net income of the Remington retail store business for which the Company discontinued operations in fiscal
 2004.

(b)  Per share figures calculated prior to rounding in millions.

(c) For the three months ended September 30, 2005, the Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

                               Table 2
                        SPECTRUM BRANDS, INC.
                     Supplemental Financial Data
For the three month periods and fiscal years ended September 30, 2005 and 2004
                             (Unaudited)
                           ($ In millions)

Supplemental Financial Data        F2005    F2004
-------------------------------- --------- -------
Cash                             $   30.2  $ 15.8

Trade receivables, net           $  362.1  $270.0
  Days Sales Outstanding (a)           47      51

Inventory, net                   $  451.6  $264.7
  Inventory Turnover (b)              3.6     3.3

Total Debt                       $2,307.3  $829.9

                                    THREE MONTHS       FISCAL YEAR
                                 ----------------- -------------------
Supplemental Cash Flow Data        F2005    F2004    F2005     F2004
-------------------------------- --------- ------- --------- ---------
Depreciation and amortization,
     excluding amortization of
     debt issuance costs         $   18.5  $ 10.3  $   60.9  $   35.3

Capital expenditures             $   22.7  $ 10.4  $   63.8  $   26.9

                                    THREE MONTHS       FISCAL YEAR
                                 ----------------- -------------------
Supplemental Segment Sales &       F2005    F2004    F2005     F2004
 Profitability
-------------------------------- --------- ------- --------- ---------

Net Sales
--------------------------------
   North America                 $  133.4  $169.4  $  610.8  $  654.0
   Europe/ROW                       153.8   164.6     657.7     618.0
   Latin America                     56.2    43.0     208.1     145.2
   United                           204.5       -     787.0         -
   Tetra                             55.8       -      95.9         -
                                  --------  ------  --------  --------
       Total net sales           $  603.7  $377.0  $2,359.5  $1,417.2
                                  ========  ======  ========  ========

Segment Profit
--------------------------------
   North America                 $   18.4  $ 45.1  $  113.2  $  130.7
   Europe/ROW                        21.2    22.0      94.6      96.2
   Latin America                      5.4     2.8      19.0      11.7
   United                            10.6       -      79.0         -
   Tetra                              7.0       -       9.7         -
                                  --------  ------  --------  --------
       Total segment profit          62.6    69.9     315.5     238.6

   Corporate                         17.5    18.5      84.7      71.0
   Restructuring and related
    charges                          11.0     4.9      26.3      11.4
   Interest expense                  39.5    16.7     134.1      65.7
   Other expense (income), net        0.4     0.4      (0.9)     (0.1)
                                  --------  ------  --------  --------

       (Loss) income from
        continuing operations
        before income taxes      $   (5.8) $ 29.4  $   71.3  $   90.6
                                  ========  ======  ========  ========

(a)  Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the quarter divided by average inventory for the quarter, multiplied by four.


                                Table 3
                         SPECTRUM BRANDS, INC.
          Reconciliation of GAAP to Pro Forma Financial Data
 For the three month periods and fiscal years ended September 30, 2005 and 2004
                              (Unaudited)
                (In millions, except per share amounts)

                                                THREE MONTHS
                                      --------------------------------
                                                   F2005
                                      --------------------------------
                                      As Reported Pro Forma  Pro Forma
                                                  Adjustments

Net sales                                $ 603.7   $    -     $ 603.7

Gross profit                               219.3       5.3(a)   224.6
Gross profit % of sales                     36.3%                37.2%

Operating expenses                         185.2       8.3(b)   176.9
Operating income                            34.1      13.6       47.7
Operating income % of sales                  5.6%                 7.9%

(Loss) income from continuing
 operations before income taxes             (5.8)     13.6        7.8
(Loss) income from continuing
 operations (d)                             (2.9)      9.5        6.6

Loss from discontinued operations, net
 of tax                                     -           -        -

   Net (loss) income                        (2.9)      9.5        6.6

Basic earnings per share (f)             $ (0.06)  $  0.19    $  0.13
                                          =======   =======    =======


Diluted earnings per share (f)(g)        $ (0.06)  $  0.19    $  0.13
                                          =======   =======    =======

                                                 THREE MONTHS
                                      --------------------------------
                                                   F2004
                                      --------------------------------
                                      As Reported Pro Forma  Pro Forma
                                                  Adjustments

Net sales                                $ 377.0   $    -     $ 377.0

Gross profit                               155.5       0.4      155.9
  Gross profit % of sales                   41.2%                41.4%

Operating expenses                         109.0       4.5      104.5
Operating income                            46.5       4.9       51.4
  Operating income % of sales               12.3%                13.6%

(Loss) income from continuing
 operations before income taxes             29.4       4.9(c)    34.3
(Loss) income from continuing
 operations (d)                             18.3       3.0       21.3

Loss from discontinued operations, net
 of tax                                     (0.1)      0.1(e)     -

   Net (loss) income                        18.2       3.0       21.2

Basic earnings per share (f)             $  0.53   $  0.09    $  0.62
                                          =======   =======    =======


Diluted earnings per share (f)(g)        $  0.52   $  0.08    $  0.60
                                          =======   =======    =======

(a) For the three months ended September 30, 2005, reflects inventory valuation adjustments of $2.3 million and $0.3 million related to the fair value write-up of Tetra and Jungle inventory, respectively, in accordance with the requirements of SFAS 141, "Business Combinations." Also includes $2.7 million of restructuring and related charges incurred during the period primarily associated with the closure of our manufacturing facility in Breitenbach, France.

(b) For the three months ended September 30, 2005, reflects restructuring and related charges incurred during the period primarily in connection with the United integration.

(c) For the three months ended September 30, 2004, reflects the completion of global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.

(d) During the three months ended September 30, 2005, the Company, based on its current estimate of profits for fiscal 2005, finalized its full year effective tax rate from 36 percent to approximately
 34.5 percent.

(e) For the three months ended September 30, 2004, reflects the after-tax net income of the Remington retail store business for which the Company discontinued operations in fiscal 2004.

(f) Per share figures calculated prior to rounding in millions.

(g) For the three months ended September 30, 2005, the Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive, thus, the reported earnings per share calculation for the three months ended September 30, 2005 assumes diluted shares outstanding of 49.0 million. Pro forma earnings per share calculation for the three months ended September 30, 2005 assumes diluted shares outstanding of 51.2 million.

                          Table 3 (continued)
                         SPECTRUM BRANDS, INC.
          Reconciliation of GAAP to Pro Forma Financial Data
 For the three month periods and fiscal years ended September 30, 2005 and 2004
                              (Unaudited)
                (In millions, except per share amounts)

                                                FISCAL YEAR
                                      --------------------------------

                                                   F2005
                                      --------------------------------
                                         As      Pro Forma   Pro Forma
                                       Reported  Adjustments

Net sales                             $2,359.5    $   -      $2,359.5

Gross profit                             883.9     48.0(a)      931.9
  Gross profit % of sales                 37.5%                  39.5%

Operating expenses                       679.4     15.4(b)      664.0
Operating income                         204.5     63.4         267.9
  Operating income % of sales              8.7%                  11.4%

Income from continuing operations
 before income taxes                      71.3     75.4(c)      146.7
Income from continuing operations (e)     46.8     49.5          96.3

Loss from discontinued operations, net
 of tax                                      -        -             -

        Net income                        46.8     49.5          96.3

Basic earnings per share (g)          $   1.07    $1.13      $   2.20
                                       ========    =====      ========


Diluted earnings per share (g)        $   1.03    $1.08      $   2.11
                                       ========    =====      ========


                                                FISCAL YEAR
                                      --------------------------------

                                                   F2004
                                      --------------------------------
                                         As      Pro Forma   Pro Forma
                                       Reported  Adjustments

Net sales                             $1,417.2    $   -      $1,417.2

Gross profit                             606.1     (0.8)        605.3
Gross profit % of sales                   42.8%                 42.7%

Operating expenses                       449.9     12.2         437.7
Operating income                         156.2     11.4         167.6
Operating income % of sales               11.0%                 11.8%

Income from continuing operations
 before income taxes                      90.6     11.4(d)      102.0
Income from continuing operations (e)     56.2      7.1          63.3

Loss from discontinued operations, net
 of tax                                   (0.4)    0.4(f)           -

        Net income                        55.8      7.5          63.3

Basic earnings per share (g)          $   1.67    $0.22      $   1.89
                                       ========    =========  ========


Diluted earnings per share (g)        $   1.61    $0.22      $   1.83
                                       ========    =========  ========

(a) For the fiscal year ended September 30, 2005, reflects inventory valuation adjustments of $7.9 million, $0.3 million and $29.3 million related to the fair value write-up of Tetra, Jungle and United inventory, respectively, in accordance with the requirements of SFAS 141, "Business Combinations." Also includes $10.5 million of restructuring and related charges incurred during the period primarily associated with the closure of our manufacturing facility in Breitenbach, France.

(b) For the fiscal year ended September 30, 2005, operating expenses include approximately a $1.6 million gain on sale of land and building, offset by a $1.1 million charge related to the disposal of our Madison, WI manufacturing facility, closed in fiscal 2003. Also includes $15.8 million of restructuring and related charges incurred during the period primarily in connection with the United integration, partially offset by the reduction of certain environmental reserves in North America.

(c) For the fiscal year ended September 30, 2005, interest expense includes $12.0 million related to the write-off of debt issuance costs in the second quarter of 2005 associated with debt refinanced in connection with the United acquisition.

(d) For the fiscal year ended September 30, 2004, reflects the completion of global restructuring initiatives and the impact of initiatives related to the integration of the Remington business.

(e) During the three months ended September 30, 2005, the Company, based on its current estimate of profits for fiscal 2005, reduced its full year effective tax rate from 36 percent to approximately 34.5 percent. The full year effective tax rate for 2004 was 38 percent.

(f) For the fiscal year ended September 30, 2004, reflects the after-tax net income of the Remington retail service center business for the fiscal year ended September 30, 2004.

(g)  Per share figures calculated prior to
 rounding in millions.


                                Table 4
                         SPECTRUM BRANDS, INC.
                  Net Sales Adjusted for Acquisitions
 For the three month periods and fiscal years ended September 30, 2005 and 2004
                              (Unaudited)
                             (In millions)

                                     THREE MONTHS
                   -------------------------------------------------

                    North   Europe/ROW  Latin   United  Tetra   Total
                    America             America
                   -------- ---------- -------- ------- ------ -------

Net sales for the
 three months ended
 September 30, 2005 $133.4     $153.8   $ 56.2  $204.5  $55.8  $603.7
                     ======     ======   ======  ======  =====  ======

Net sales for the
 three months ended
 September 30, 2004  169.4      164.6     43.0       -      -   377.0
  Add contributions
   from acquired
   businesses: (a)
      Tetra                                              58.2    58.2
      United                                     199.3          199.3
                   -------- ---------- -------- ------- ------ -------

Net sales for the
 three months ended
 September 30,
 2004, as adjusted  $169.4     $164.6   $ 43.0  $199.3  $58.2  $634.5
                     ======     ======   ======  ======  =====  ======

Percentage change
 in net sales, as
 adjusted            -21.3%      -6.6%    30.7%    2.6%  -4.1%   -4.9%

(a)Represents fiscal 2004 net sales during the comparable period of fiscal 2005 ownership. Tetra (April 29, 2005 acquisition date); United (February 7, 2005 acquisition date). Tetra and United owned for the entire three months ended September 30, 2005, thus contributions are from the three months ended September 30, 2004. Amounts obtained from unaudited internal data compiled by the management of the acquired companies.


                          Table 4 (continued)
                         SPECTRUM BRANDS, INC.
                  Net Sales Adjusted for Acquisitions
 For the three month periods and fiscal years ended September 30, 2005 and 2004
                              (Unaudited)
                             (In millions)

                                      FISCAL YEAR
                 -----------------------------------------------------

                  North   Europe/ROW  Latin   United  Tetra    Total
                  America             America
                 -------- ---------- -------- ------- ------ ---------

Net sales for the
 fiscal year
 ended September
 30, 2005         $610.8     $657.7   $208.1  $787.0  $95.9  $2,359.5
                   ======     ======   ======  ======  =====  ========

Net sales for the
 fiscal year
 ended September
 30, 2004          654.0      618.0    145.2       -      -   1,417.2
 Add contributions
  from acquired
  businesses: (a)
      Tetra                                            95.6      95.6
      United                                   739.8            739.8
      Microlite                         36.2                     36.2
      Ningbo                   10.6                              10.6
                 --------     ------ -------- ------- ------  --------

Net sales for the
 fiscal year
 ended September
 30, 2004, as
 adjusted         $654.0     $628.6   $181.4  $739.8  $95.6  $2,299.4
                   ======     ======   ======  ======  =====  ========

Percentage change
 in net sales, as
 adjusted           -6.6%       4.6%    14.7%    6.4%   0.3%      2.6%

(a)Represents fiscal 2004 net sales during the comparable period of fiscal 2005 ownership. Tetra contribution is from May - September 2004 (April 29, 2005 acquisition date); United contribution is from February 7 - September 2004 (February 7, 2005 acquisition date); Microlite contribution is from October 2003 - May 2004 (May 28, 2004 acquisition date); and Ningbo contribution is from October 2003 - March 2004 (March 31, 2004 acquisition date) Amounts obtained from unaudited internal data compiled by the management of the acquired companies. For Ningbo, prior year results were assumed to be consistent with current year results.


                                Table 5
                         SPECTRUM BRANDS, INC.
Condensed Combined Statement of Operations Adjusted to Include Results
                 of Acquisitions for Full Fiscal Year
             For the fiscal year ended September 30, 2005
                              (Unaudited)
                (In millions, except per share amounts)

                 Fiscal    Impact of      Non-      Other     Fiscal
                 2005 As   Acquisitions Recurring Adjustments 2005 As
                 Reported      (a)       Charges              Adjusted
                ------------------------------------------------------

Net sales        $2,359.5 $      371.3 $   -     $    -      $2,730.8
Cost of goods
 sold             1,465.1        224.7  (42.3)(b)     -       1,647.5
Restructuring
 and related
 charges             10.5            -  (10.5)(c)     -             -
                  -------- ------------ --------- ------      --------
   Gross profit     883.9        146.6   52.8         -       1,083.3

Operating
 expenses:
 Selling,
  general and
  administrative
  expenses          663.6        144.9   (9.9)(d) (2.1)(g)      796.5
 Restructuring
  and related
  charges            15.8            -  (15.8)(e)     -             -
                  -------- ------------ --------- ------      --------
                    679.4        144.9  (25.7)     (2.1)        796.5

   Operating
    income (loss)   204.5          1.7   78.5       2.1         286.8

Interest expense    134.1            -  (12.0)(f) 36.3(h)       158.4
Other (income)
 expense, net        (0.9)        (0.9)    -          -          (1.8)
                  -------- ------------ -----     ------      --------

   Income (loss)
    from
    continuing
    operations
    before
    income taxes     71.3          2.6   90.5     (34.2)        130.2

Income tax
 expense
 (benefit)           24.5            -     -      21.1(i)        45.6
                  -------- ------------ -----     ----------- --------

   Net (loss)
    income       $   46.8 $        2.6 $ 90.5    $(55.3)     $   84.6
                  ======== ============ =====     ======      ========

Diluted shares
 outstanding         45.6
Adjusted diluted
 shares
 outstanding                                                   50.5(j)


Diluted earnings
 per share (k)   $   1.03                                   $   1.67
                  ========                                   ========

Note: This comparable information is provided solely for the purpose of additional analysis of the results of the Company excluding items management believes to be nonrecurring and assuming all acquisitions completed during the year ended September 30, 2005 were completed on October 1, 2004. These acquisitions are detailed in Note (a) below. The data is presented for informational purposes only. The presentation is not intended to be in conformity with the rules governing the preparation of pro forma financial information, nor is it intended to be a forecast of future operating results.

(a) Includes the results of operations for the following:

-- United, from its Unaudited Consolidated Statement of Operations for the period from October 1, 2004 through February 7, 2005.

-- Tetra, from its Unaudited Consolidated Statement of Operations for the period from October 1, 2004 through April 30, 2005.

-- Firstrax, from its Unaudited Consolidated Statement of Operations for the period from October 1, 2004 through January 31, 2005.

-- Jungle, from its Unaudited Consolidated Statement of Operations for the period from October 1, 2004 through August 31, 2005.

(b) Comprises a $29.3 million charge for the fair value adjustment applied to United's acquired inventory, a $7.9 million charge for the fair value adjustment applied to Tetra's acquired inventory, a $1.9 million charge for the fair value adjustment applied to UPG inventory, acquired in United's acquisition of the United Pet Group on July 30, 2004, a $0.3 million charge for the fair value adjustment applied to Jungle's acquired inventory, and $2.9 million of transaction related costs incurred by United in January 2005.

(c) Comprises Spectrum Brands restructuring and related charges incurred during the year primarily in connection with the closure of a manufacturing facility in France.

(d) Comprises transaction related costs incurred by United in January 2005 of $9.4 million, a $1.1 million charge related to the disposal of Spectrum Brands property in Wisconsin, $0.4 million in transaction costs incurred by United in connection with its acquisition of UPG, and $0.5 million of executive recruiter fees incurred by United. These amounts are offset by a $1.6 million gain on the sale of Spectrum Brands property in Mexico.

(e) Restructuring and related charges incurred during the year primarily in connection with Spectrum Brands' integration of United's operations.

(f) Debt issuance costs related to the debt refinancing that occurred in connection with Spectrum Brands' United acquisition.

(g) Impact on amortization of Spectrum Brands' acquisitions of United, Tetra, Firstrax and Jungle Labs.

(h) Interest expense associated with the debt issued and refinanced in connection with the acquired companies.

(i) Adjustment to income tax expense to arrive at an adjusted 2005 effective tax rate of 35 percent (expected rate for fiscal 2006).

(j) Increase to weighted shares outstanding due to the assumed issuance of 13.75 million shares of Spectrum Brands common stock on October 1, 2004.

(k) Per share figures calculated prior to rounding in millions.


                               Table 6
                        SPECTRUM BRANDS, INC.
           Reconciliation of GAAP to Pro Forma EPS Guidance
Estimates for the Three Month Period Ended January 1, 2006 and Fiscal
                     Year Ended September 30, 2006
                             (Unaudited)
                            (In millions)

                                         Q1 F2006          F2006
                                       --------------  --------------

                                         EPS Range       EPS Range
                                       --------------  --------------

Diluted earnings per share              $0.13 - $0.16   $1.87 - $1.92

Pro forma adjustments:
  Restructuring and related charges,
   net of tax                           $0.07 - $0.09   $0.23 - $0.28

Pro forma diluted earnings per share    $0.20 - $0.25   $2.10 - $2.20




    CONTACT: Spectrum Brands, Atlanta
             Investor Contact:
             Nancy O'Donnell, 770-829-6208
             or
             Ketchum for Spectrum Brands
             Media Contact:
             David Doolittle, 404-879-9266